Exhibit 10.3

First Amendment to

Employment Agreement

This First Amendment (this “Amendment”) is effective as of the 10th day of September, 2015, between Dale R. Carlsen, an individual (“Executive”), Mattress Holding Corp., a Delaware corporation (“MHC”), and Mattress Firm Holding Corp., a Delaware corporation (“MFRM”).

WHEREAS, Executive, MHC and MFRM are parties to that certain Employment Agreement dated October 20, 2014 (the “Agreement”); and

WHEREAS, the parties desire to make certain amendments to the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Amendments.  The Agreement is hereby amended as follows:

a.              Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“During the Term (as defined below), the Executive shall serve as sole Executive Vice Chairman and the Chief Philanthropy Officer of the Company and shall report to, and be subject to the direction and control of, the Company’s Chief Executive Officer.  In such capacity, the Executive will be the Company’s second highest ranking executive officer, will have such duties and such authority over the affairs of the Company as are consistent with the customary responsibilities of an executive officer with the titles of sole Executive Vice Chairman and Chief Philanthropy Officer, will primarily support the Chief Executive Officer and will be tasked with evaluating, creating, developing and implementing the Company’s strategic direction on specific initiatives relating to the growth of the Company and all charitable initiatives of the Companies, subject to the direction and final approval of the Chief Executive Officer, and provide senior executive level support and perform such other executive duties for the Company as shall be reasonably directed by the Board of Directors of MFHC (the “Board”) or the Chief Executive Officer.  During the Term, the Executive shall devote his time (on average 3 work days a week), energy, experience and talents to such employment, and his best efforts to advance the interests of the Company and its subsidiaries and other Affiliates, and the Executive shall not engage in any other business activities, directly or indirectly, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided that the Executive may perform the following activities without the prior written consent of the Board, only to the extent that such activities do not interfere with or otherwise affect the performance of the Executive’s duties pursuant to this Agreement: (i) if invited to do so, serve on the board of directors of another company, subject to the approval of the Board, which shall not be withheld unreasonably; (ii) manage his personal and family investments, investment companies and estate planning (including the Carlsen Trust, Bunker Wilson, LLC and Symphony Dreams, LLC) in a manner not in violation of this Agreement or the PSA; (iii) engage in real estate investment, development and leasing activities in a manner not in violation of this Agreement or the PSA and

First Amendment to Carlsen Employment Agreement

provided that such activities are undertaken in compliance with, and do not violate, the Code of Conduct of the Company, including the Policy with Respect to Related Person Transactions attached as an exhibit thereto; (iv) provide consulting services to companies and ventures that do not compete with the business activities of the Company and are not otherwise affiliated with, or participants in, the bedding industry; and (v) engage in philanthropic, charitable and community activities.  Further, the Executive is permitted to continue his philanthropic involvement with The Ticket to Dream Foundation and Our Little Light Foundation (the “Foundations”), provided that such participation and involvement with the Foundations do not interfere with the Executive’s duties and performance pursuant to this Agreement.  Subject to the Executive or his affiliate’s owning and renting space to the Company or its Affiliates for two (2) buildings as referenced in the Disclosure Schedule to the PSA, the Executive will comply with internal policies and any rules, regulations or inquiries by the Company or any government agency regarding related-party transactions.  For purposes of this Agreement, “Affiliate” shall mean any person or entity that, directly or indirectly, is controlled by MFHC, including consolidated subsidiaries of MFHC.  For the avoidance of doubt, it is expressly agreed and understood that Affiliate shall not otherwise include any other person affiliated with J.W. Childs Associates, L.P.  As used herein, “controlled by” means the possession, directly or indirectly, of the power to vote 50% or more of the outstanding voting securities of, or voting interest in, such person or entity or otherwise direct the management policies of such person or entity, by contract, agreement or otherwise.”

b.              Section 7(f)(ii)(1) of the Agreement is hereby amended and restated in its entirety as follows:

“(1)                           (A) the Executive ceases to be the second highest ranking executive officer of the Company or (B) a material diminution in the Executive’s duties or authority, including the Company’s requiring the Executive to report to anyone other than the Chief Executive Officer or the Board, or an assignment of duties materially inconsistent with the Executive’s position as sole Executive Vice Chairman or Chief Philanthropy Officer; provided that if the Executive consents to the facts and circumstances giving rise to (1)(A), in writing (such consent not to be unreasonably withheld, conditioned or delayed), then no Good Reason shall exist;”

2.              Consent.  Executive hereby acknowledges and agrees that the Board of Directors of the Company has approved a revised reporting structure wherein the Chief Operating Officer(s) of the Company shall report directly to the Company’s Chief Executive Officer, and Executive hereby consents to such change in reporting structure.

3.              No Other Modifications.  Except as expressly modified by this Amendment, the terms and provisions set forth in the Agreement remain in full force and effect.

4.              Governing Law.  This Amendment shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

5.              Counterparts.  This Amendment may be in executed in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement.

This Amendment may be executed or delivered by electronic or facsimile means, and electronic or facsimile copies of executed signature pages shall be binding as originals.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

Mattress Holding Corp.

By:	/s/ Steve Stagner
Name:	Steve Stagner
Title:	President

Mattress Firm Holding Corp.

By:	/s/ Steve Stagner
Name:	Steve Stagner
Title:	Chief Executive Officer

/s/ Dale R. Carlsen
Dale R. Carlsen